The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, Preliminary Pricing Supplement dated March 15, 2010
PROSPECTUS dated December 23, 2008	Pricing Supplement No. 342 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated March , 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered PLUSSM due September          , 2012
Based on the Performance of a Basket of Twenty Stocks (the “Buffered PLUS”)
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide only a minimum return of 5% of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance, as determined at maturity, of an equally-weighted basket of the common stock of the following twenty companies: Thermo Fisher Scientific, Inc., Symantec Corporation, L-3 Communications Holdings, Inc., Agilent Technologies, Inc., STERIS Corporation, VeriSign, Inc., Zebra Technologies Corporation, ManTech International Corporation, Saic, Inc., McAfee Inc., Harris Corporation, Check Point Software Technologies Ltd., FLIR Systems, Inc., Blue Coat Systems, Inc., Tetra Tech, Inc., Lockheed Martin Corporatio n, The Boeing Company, General Dynamics Corporation, Raytheon Company and Honeywell International Inc.  We refer to the common stock of each basket issuer as a basket stock and collectively as the basket stocks. You may lose up to 95% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each Buffered PLUS is $10.
•	We will not pay interest on the Buffered PLUS.
•	At maturity, you will receive an amount per Buffered PLUS based on the performance of the basket.
º
If the final basket value is greater than the initial basket value, you will receive for each $10 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to $10 plus the leveraged upside payment.  The leveraged upside payment will be equal to $10 times the basket percent increase times 120%, which we refer to as the leverage factor, subject to a maximum total payment at maturity of $12.30 to $12.50 per Buffered PLUS, or 123% to 125% of the stated principal amount.  The actual maximum payment at maturity will be determined on the day we price the Buffered PLUS for initial sale to the public, which we refer to as the pricing date.

º
If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 5% from its initial value, you will only receive your $10 stated principal amount.

º
If the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 5% from its initial value, you will receive for each $10 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to (i) $10 times (ii) the basket performance factor plus (iii) $0.50, which will be an amount less than, and possibly significantly less than, the $10 stated principal amount of the Buffered PLUS.  However, under no circumstances will the Buffered PLUS pay less than $0.50 per Buffered PLUS at maturity.

•	The basket percent increase will be equal to (i) the final basket value minus the initial basket value divided by (ii) the initial basket value.
•	The basket performance factor will be equal to (i) the final basket value divided by (ii) the initial basket value.
•
At the initial offering of the Buffered PLUS, the basket is equally weighted and the initial basket value is 100.  The fractional amount of each basket stock included in the basket is set at a multiplier, as set forth herein, based upon such basket stock’s percentage weighting within the basket and closing price on the pricing date.  The multiplier for each basket stock will remain constant for the term of the Buffered PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.

•	The final basket value will equal the basket value on September , 2012, which we refer to as the basket valuation date.
•	The basket value on any date equals the sum of the products of (i) the closing price for each basket stock and (ii) the multiplier for each basket stock.
•	Investing in the Buffered PLUS is not equivalent to investing in the basket or the basket stocks.
•	The issuers of the basket stocks are not involved in this offering of Buffered PLUS in any way and will have no obligation of any kind with respect to the Buffered PLUS.
•	The Buffered PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Buffered PLUS is 617484423 and the ISIN for the Buffered PLUS is US6174844232.
You should read the more detailed description of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered PLUS.”
The Buffered PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER BUFFERED PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.1406	$9.8594
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.1406 for each Buffered PLUS they sell.  See “Description of Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY
March        , 2010

For a description of certain restrictions on offers, sales and deliveries of the Buffered PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered PLUS, see the section of this pricing supplement called “Description of Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitu te an invitation to the public for the purposes of the SFO.

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Buffered PLUS at maturity is based on the performance of the basket stocks over the term of the Buffered PLUS.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each Buffered PLUS costs $10
We, Morgan Stanley, are offering the Buffered Performance Leveraged Upside SecuritiesSM due September         , 2012, Based on the Performance of a Basket of Twenty Stocks, which we refer to as the Buffered PLUS.  The stated principal amount and issue price of each Buffered PLUS is $10.

We refer to the common stock of the following twenty companies collectively as the “basket stocks” and each separately as a “basket stock”: Thermo Fisher Scientific, Inc., Symantec Corporation, L-3 Communications Holdings, Inc., Agilent Technologies, Inc., STERIS Corporation, VeriSign, Inc., Zebra Technologies Corporation, ManTech International Corporation, Saic, Inc., McAfee Inc., Harris Corporation, Check Point Software Technologies Ltd., FLIR Systems, Inc., Blue Coat Systems, Inc., Tetra Tech, Inc., Lockheed Martin Corporation, The Boeing Company, General Dynamics Corporation, Raytheon Company and Honeywell International Inc.

The original issue price of the Buffered PLUS includes the agent’s commissions paid with respect to the Buffered PLUS and the costs of hedging our obligations under the Buffered PLUS.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Buffered PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered PLUS.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered PLUS—Use of Proceeds and Hedging.”

The Buffered PLUS provide only a minimum return of 5% of principal at maturity and do not pay interest
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide only a minimum return of 5% of principal at maturity.  If the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 5% from its initial value, we will pay to you an amount in cash per Buffered PLUS that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below the buffer amount, as expressed by the basket performance factor.  The basket performance factor is the final basket value divided by the initial basket value. The final basket value will be based on the values of the basket stocks on September         , 2012, which we refer to as the basket valuation date.  The scheduled basket valuation date may be postponed in the event of a market disruption event as described in “Description of Buffered PLUS—Basket Valuation Date.”

Your appreciation potential is limited
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity per Buffered PLUS of $12.30 to $12.50, or 123% to 125% of the original issue price.  The actual maximum payment at maturity will be set on day we price the Buffered PLUS for initial sale to the public, which we refer to as the pricing date.  Although the leverage factor provides 120% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 123% to 125% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds approximately 119.1667% to approximately 120.8333% of the initial basket value. See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS-8.

The initial basket value equals 100
At the initial offering of the Buffered PLUS, the basket is equally weighted, and the initial basket value is 100.  The fractional amount of each basket stock included in the basket is set at a multiplier calculated so that each basket stock represents one-twentieth of the initial basket value, based on the prices of the basket stocks on the day we price the Buffered PLUS for initial sale to the public, which we refer to as the pricing date.  The multiplier for any basket stock will remain constant for the term of the Buffered PLUS, unless adjusted for certain corporate events relating to the issuer of that basket stock.  See “Basket stocks” below.

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance of the basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The payment at maturity will be determined on the basket valuation date as follows:

• If the final basket value is greater than the initial basket value, you will receive for each $10 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:
$10 + the leveraged upside payment,

subject to a maximum total payment at maturity per Buffered PLUS of $12.30 to $12.50, or 123% to 125% of the stated principal amount (to be determined on the pricing date),

where,

leveraged upside payment = ($10 x basket percent increase x leverage factor)

and

basket percent increase =	(x) the final basket value minus the initial basket value divided by (y) the initial basket value, and which may be expressed by the following formula:

final basket value − initial basket value
initial basket value

and

leverage factor = 120%.

If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 5% from its initial value, you will receive for each Buffered PLUS that you hold the stated principal amount of $10 at maturity.

•    If the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 5% from its initial value, you will receive for each $10 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$10 x the basket performance factor + $0.50

where,

The basket performance factor =	(x) the final basket value divided by (y) the initial basket value, and which may be expressed by the following formula:

final basket value
initial basket value

Because the basket performance factor will be less than 95%, this payment will be less than to $10. However, under no circumstances will the payment at maturity be less than $0.50.

At the initial offering of the Buffered PLUS, the basket is equally weighted and the initial basket value is 100.  The fractional amount of each basket stock included in the basket is set at a multiplier, based on the initial weighting and the price of each basket stock on the day we price the Buffered PLUS for initial sale to the public. See “Basket stocks” below.

The final basket value will equal the basket value on the basket valuation date.

The basket value on any date equals the sum of the products of (i) the closing price for each basket stock and (ii) the multiplier for each basket stock.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Buffered PLUS at Maturity,” which illustrates the performance of the Buffered PLUS at maturity assuming a range of hypothetical percentage changes in the value of the basket.  The graph does not show every situation that may occur.

You can review the historical prices of each basket stock in Annex A and a graph of historical basket values based on illustrative multipliers determined as of January 1, 2007 in the section of this pricing supplement called “Description of Buffered PLUS—Historical Graph.”  You cannot predict the future performance of the basket stocks or of the basket as a whole, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on their historical performance.

The final basket value will be based on the values of the basket stocks on the basket valuation date.  The scheduled basket valuation date is September      , 2012.  If, however, the scheduled basket valuation date is not a trading day, the basket valuation date will be postponed to the next trading day.  In addition, if a market disruption event occurs on the basket valuation date with respect to any basket stock, the basket valuation date will be postponed, only with respect to the affected basket stock, to the next trading day on which no market disruption event occurs with respect to that basket stock.  If due to a market disruption event or otherwise, any basket valuation date occurs on or after September        , 2012, the maturity date will be postponed until the second scheduled trading day following the fi nal basket valuation date for the last remaining affected basket stock.  See the section of this pricing supplement called “Description of Buffered PLUS—Maturity Date.”

Investing in the Buffered PLUS is not equivalent to investing in the basket or any of the basket stocks.

Basket stocks
The basket is composed of the common stocks of twenty companies listed in the table below.

All or substantially all of the basket stocks are issued by companies in the defense, information technology, analytical instruments, health care, resource management and software security industry sectors. Because the value of the Buffered PLUS is linked to the performance of the basket, an investment in the Buffered PLUS will therefore be concentrated in these sectors.  These companies may be subject to specific and substantial risks related to those sectors, and the prices of stocks in such sectors may not correlate to equity prices in general.

The following table sets forth the ticker symbol for each basket stock, the exchange on which each basket stock is listed, the percentage of the initial basket value represented by the shares of each basket stock contained in the basket, the multiplier for each basket stock, the initial price of each basket stock used to calculate its multiplier and the value of the fractional share of each basket stock contained in the basket:

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock	Initial Value per Basket Stock
Thermo Fisher Scientific, Inc.	TMO	NYSE	5%			$5
Symantec Corporation	SYMC	Nasdaq	5%			$5
L-3 Communications Holdings, Inc.	LLL	NYSE	5%			$5
Agilent Technologies, Inc.	A	NYSE	5%			$5
STERIS Corporation	STE	NYSE	5%			$5
VeriSign, Inc.	VRSN	Nasdaq	5%			$5
Zebra Technologies Corporation	ZBRA	Nasdaq	5%			$5
ManTech International Corporation	MANT	Nasdaq	5%			$5
Saic, Inc.	SAI	NYSE	5%			$5
McAfee Inc.	MFE	NYSE	5%			$5
Harris Corporation	HRS	NYSE	5%			$5
Check Point Software Technologies Ltd.	CHKP	Nasdaq	5%			$5
FLIR Systems, Inc.	FLIR	Nasdaq	5%			$5
Blue Coat Systems, Inc.	BCSI	Nasdaq	5%			$5
Tetra Tech, Inc.	TTEK	Nasdaq	5%			$5
Lockheed Martin Corporation	LMT	NYSE	5%			$5
The Boeing Company	BA	NYSE	5%			$5
General Dynamics Corporation	GD	NYSE	5%			$5
Raytheon Company	RTN	NYSE	5%			$5
Honeywell International Inc.	HON	NYSE	5%			$5

The multiplier for each basket stock will be a fraction of a share calculated so that each basket stock represents 5, or one-twentieth, of the 100 initial basket value based on the prices of the basket stocks on the pricing date.

The multiplier for each basket stock will remain constant for the term of the Buffered PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.  See the section of this pricing supplement called “Description of Buffered PLUS—Adjustments to the Multipliers.”

The final closing prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks
Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated equally across the other, unaffected basket stocks.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Buffered PLUS—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your Buffered PLUS.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the closing price of each basket stock, the final basket value, the basket percent increase or basket performance factor, as applicable, the multipliers for each basket stock, what, if any, adjustments should be made to the multipliers to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the payment to you at maturity, if any.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the Buffered PLUS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Buffered PLUS of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Buffered PLUS – Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-28.

You may revoke your offer to purchase the Buffered PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Buffered PLUS.  You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance.  In the event of any material changes to the terms of the Buffered PLUS, we will notify you.

Where you can find more information on the Buffered PLUS
The Buffered PLUS are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Basket of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Buffered PLUS, you should read the section of this pricing supplement called “Description of Buffered PLUS.”  You should also read about some of the risks involved in investing in PLUS in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the Buffered PLUS may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Buffered PLUS—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investmen t in the Buffered PLUS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

For each Buffered PLUS, the following graph illustrates the payout on the Buffered PLUS at maturity for a range of hypothetical percentage changes in the value of the basket.  The Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket.  The PLUS Zone illustrates the effect of the leverage factor on the leveraged upside payment, taking into account the maximum payment at maturity.  The graph is based on the following terms:

•	Stated principal amount:	$10 per Buffered PLUS

•	Buffer amount:	5%

•	Leverage factor:	120%

•	Hypothetical maximum payment at maturity:	$12.40

Where the final basket value is greater than the initial basket value, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  Where the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 5% from its initial value, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to the stated principal amount of $10 per Buffered PLUS. Where the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 5% from its initial value, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor plus $0.50, and are consequently amounts less than or equal to the $10 stated principal amount of each Buffered PLUS.  As reflected in the graph below, the payout at maturity on the Buffered PLUS will in no event be less than $0.50 per Buffered PLUS.  The graph does not show every situation that may occur.

Because you will not receive more than the maximum payment at maturity, in the hypothetical example below, due to the leverage factor, you will realize the maximum leveraged upside payment at a final basket value of 120% of the initial basket value, or 120.  Although the leverage factor provides 120% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 123% to 125% of the stated principal amount for the Buffered PLUS (to be determined on the pricing date), the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds approximately 119.1667% to approximately 120.8333% of the initial basket value.

RISK FACTORS

The Buffered PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide only a minimum return of 5% of principal at maturity.   This section describes the most significant risks relating to the Buffered PLUS.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

The Buffered PLUS do not pay interest and provide only a minimum return of 5% of principal at maturity
The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Buffered PLUS and provide a minimum payment at maturity of only 5% of the stated principal amount of the Buffered PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final basket value.  If the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 5% from its initial value, we will pay to you an amount in cash per Buffered PLUS that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below the b uffer amount, as expressed by the basket performance factor.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS-8.

Your appreciation potential is limited
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity per Buffered PLUS of $12.30 to $12.50, or 123% to 125% of the original issue price.  The actual maximum payment at maturity will be set on the pricing date.  Although the leverage factor provides 120% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 123% to 125% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds approximately 119.1667% to approximately 120.8333% of the initial basket value.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS-8.

Market price of the Buffered PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

•     the market price and relative performance of each of the basket stocks at any time and, in particular, on the basket valuation date;

• the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each basket stock;
• interest and yield rates in the market;

•     geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks, their industries or stock markets generally and which may affect the final basket value;

• the time remaining until the Buffered PLUS mature;
• the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its multiplier, or adjustments to the basket; and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount of $10 per Buffered PLUS if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise.  You cannot predict the future performance of any of the basket stocks based on their historical performance. The performance of the overall basket may be negative such that you receive at maturity an amount that is less than the $10 stated principal amount of each Buffered PLUS (and which could be significantly less) by an amount proportionate to the decrease in the value of the basket below 95% of its initial basket value. There can be no assurance that there will be any increase in the value of the basket such that you will receive at maturity an amount in excess of the stated principal amount of the Buffered PLUS.

The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS
Investors are dependent on Morgan Stanley's ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The Buffered PLUS are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited
The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffere d PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The issuer’s subsid iaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket stocks may offset each other
Price movements in the basket stocks may not correlate with each other.  At a time when the price of one basket stock increases, the price of any other basket stock may not increase as much, or may even decline in value.  Therefore, in calculating the final basket value on the basket valuation date, increases in the prices of one or more basket stocks may be moderated, or wholly offset, by lesser increases or declines in the prices of one or more of the other basket stocks.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2007 through March 11, 2010 in Annex A, and a graph showing historical values for a basket composed of the basket stocks assuming that the multipliers had been determined so that each basket stock would represent its proportionate value of the initial basket value of 100 on January 1, 2007 in the section of this pricing supplement called “Description of Buffered PLUS—Historical Graph.”  You cannot predict the future performance of any of the basket stocks, or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on their historical performance.

In addition, there can be no assurance that the final basket value will be higher than its initial value such that you will receive at maturity an amount in excess of the $10 stated principal amount of the Buffered PLUS.  Nor can there be any assurance that the final basket value will not increase beyond approximately 119.1667% to approximately 120.8333% of the initial basket value, in which case you will only receive the maximum payment at maturity.  Because of the leverage factor, you will no longer share in the performance of the basket at a final basket value above approximately 119.1667% to approximately 120.8333% of the initial basket value.

Basket stock prices are volatile
The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on the basket valuation date and the overall performance of the basket stocks over the term of the Buffered PLUS.

Morgan Stanley is not affiliated with the issuers of the basket stocks
We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the Buffered PLUS in taking any corporate actions that might affect the value of your Buffered PLUS.  None of the money you pay for the Buffered PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respe ct to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights
Investing in the Buffered PLUS is not equivalent to investing in the basket stocks.  As an investor in the Buffered PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The closing prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks
Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of such basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated equally across the other, unaffected basket stocks.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Buffered PLUS—Adjustments to the Multipliers.”  You should read this section in order to understand these and other adjustments that may be made to your Buffered PLUS.

The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks
MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the Buffered PLUS may be materially and adversely affected.  The determinat ion by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the Buffered PLUS.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS
As calculation agent, MS & Co. will determine the closing price of each basket stock, the final basket value, the basket percent increase or basket performance factor, as applicable, the multipliers for each basket stock, what, if any, adjustments should be made to the multipliers to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the payment to you at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the performance value of either basket component in the event of a market disruption event, may adversely affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS
One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and to the basket stocks and other instruments linked to the basket stocks), including trading in the basket stocks and in other instruments, securities, contracts and/or indices related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other instruments, securities, contracts and/or indices linked to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the prices of the basket stocks and, therefore, the prices at which the basket stocks must close on the basket valuation date before you receive a payment at maturity th at exceeds the principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the basket valuation date, could adversely affect the final basket value on the basket valuation date and, accordingly, the amount of cash an investor receives at maturity.

Although the U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue di scount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) rea lized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Buffered PLUS” refers to each $10 stated principal amount of our Buffered PLUS due September       , 2012, Based on the Performance of a Basket of Twenty Stocks.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	March , 2010

Original Issue Date (Settlement Date)	March , 2010 (5 Business Days after the Pricing Date)

Maturity Date	September , 2012, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on any Basket Valuation Date.

If, due to a Market Disruption Event with respect to a Basket Stock or otherwise, the Basket Valuation Date for any Basket Stock occurs on or after the scheduled Trading Day immediately prior to the scheduled Maturity Date, the Maturity Date will be postponed until the second Business Day following the date on which the final Closing Price and Multiplier has been determined for every Basket Stock.  See “—Basket Valuation Date” below.

Issue Price	$10 per Buffered PLUS

Stated Principal Amount	$10 per Buffered PLUS

Denominations	$10 and integral multiples thereof

Minimum purchase	100 PLUS

CUSIP Number	617484423

ISIN	US6174844232

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Buffered PLUS to the Trustee, we will pay with respect to the $10 stated principal amount of each Buffered PLUS an amount in cash equal to:

(i) if the Final Basket Value is greater than the Initial Basket Value: $10 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity per Buffered PLUS of $12.30 to $12.50, or 123% to 125% of the Stated Principal Amount (to be determined on the Pricing Date), or

(ii) if the Final Basket Value is less than or equal to the Initial Basket Value but has declined by an amount less than or equal to 5% of the Initial Basket Value: the Stated Principal Amount of $10, or

(iii) if the Final Basket Value is less than the Initial Basket Value and has declined by an amount more than 5% of the Initial Basket Value: $10 times the Basket Performance Factor plus $0.50.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and in direct participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	$10 times the Basket Percent Increase times the Leverage Factor.

Leverage Factor	120%

Maximum Payment at Maturity	$12.30 to $12.50 per Buffered PLUS (123% to 125% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Basket Stocks
The Basket is composed of the common stock of twenty companies, as listed in the table below (collectively, the “Basket Stocks” and each a “Basket Stock”).  The table sets forth the ticker symbol for each Basket Stock, the securities exchange on which each Basket Stock is listed, the percentage of the Initial Basket Value represented by such Basket Stock, the initial Multiplier for such Basket Stock as calculated on the Pricing Date, and the Closing Price of such Basket Stock used to calculate its Multiplier on such date.

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock	Initial Value per Basket Stock
Thermo Fisher Scientific, Inc.	TMO	NYSE	5%			$5
Symantec Corporation	SYMC	Nasdaq	5%			$5
L-3 Communications Holdings, Inc.	LLL	NYSE	5%			$5
Agilent Technologies, Inc.	A	NYSE	5%			$5
STERIS Corporation	STE	NYSE	5%			$5
VeriSign, Inc.	VRSN	Nasdaq	5%			$5
Zebra Technologies Corporation	ZBRA	Nasdaq	5%			$5
ManTech International Corporation	MANT	Nasdaq	5%			$5
Saic, Inc.	SAI	NYSE	5%			$5
McAfee Inc.	MFE	NYSE	5%			$5
Harris Corporation	HRS	NYSE	5%			$5
Check Point Software Technologies Ltd.	CHKP	Nasdaq	5%			$5
FLIR Systems, Inc.	FLIR	Nasdaq	5%			$5
Blue Coat Systems, Inc.	BCSI	Nasdaq	5%			$5
Tetra Tech, Inc.	TTEK	Nasdaq	5%			$5
Lockheed Martin Corporation	LMT	NYSE	5%			$5
The Boeing Company	BA	NYSE	5%			$5
General Dynamics Corporation	GD	NYSE	5%			$5
Raytheon Company	RTN	NYSE	5%			$5
Honeywell International Inc.	HON	NYSE	5%			$5

Basket	The Basket is initially composed of the common stock of twenty companies, and consists of a number of shares of each Basket Stock equal to the Multiplier with respect to such Basket Stock.

Multiplier
On the day we price the Buffered PLUS for initial sale to the public, the Multiplier for each Basket Stock will be calculated so that the Basket Stocks will be equally weighted based on the price of each Basket Stock.  The Multiplier for each Basket Stock is set forth in the table under “—Basket Stocks” above and will remain constant for the term of the Buffered PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock and for adjustments relating to the Basket.  See “—Adjustments to the Multipliers” below.

Basket Percent Increase	A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor	A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.

Final Basket Value	The Basket Value on the Basket Valuation Date.

Basket Valuation Date
September      , 2012.  If, however, the scheduled Basket Valuation Date is not a Trading Day, the Basket Valuation Date will be postponed to the next Trading Day.  In addition, if a Market Disruption Event occurs on the scheduled Basket Valuation Date with respect to any Basket Stock, the Closing Price and Multiplier for that Basket Stock only for such day will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to that Basket Stock.  The determination of the Closing Prices and Multipliers for the unaffected Basket Stocks will not be postponed.

If the final Closing Price and Multiplier for any Basket Stock has not been determined by the fifth Trading Day following the scheduled Basket Valuation Date, the Calculation Agent will determine the Closing Price for such Basket Stock on such date in accordance with the second paragraph of “—Closing Price” below.

Initial Basket Value
100, which is equal to the sum of the products of (i) the Closing Price of each Basket Stock on the Pricing Date and (ii) the Multiplier for such Basket Stock on the Pricing Date, as determined by the Calculation Agent.

Basket Value	The Basket Value on any date equals the sum of the products of the Closing Price and the Multiplier for each Basket Stock, each determined as of such date by the Calculation Agent.

Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)
if such Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed or admitted to trading,

(ii)	if such Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if such Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Stock (or any such othe r security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price and Multiplier for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will in clude any successor service thereto.  See “—Adjustments to the Multipliers” below.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the Nasdaq National Market (the “Nasdaq’), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Buffered PLUS.  Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Adjustments to the Multipliers” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Buffered PLUS.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or combination thereof) then included in the Basket.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Buffered PLUS shall have occurred and be continuing, the amount declared due and payable per Buffered PLUS upon any acceleration of the Buffered PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Basket Value on the date of acceleration were the Final Basket Value.

If the maturity of the Buffered PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its

New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Adjustments to the Multipliers	The Multiplier with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier for such Basket Stock will be adjusted so that the new Multiplier for such Basket Stock will equal the prior Multiplier for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Multiplier for such Basket Stock.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Buffered PLUS, then the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no adjustments to the Multiplier to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”).  60;Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Multiplier, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks (as defined below) as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any B asket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable

5. Any of the following shall constitute a Reorganization Event:  (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity s ecurities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Stock and/or any for any New Stock (as defined below) on the Basket Valuation Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on the Basket Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to the Basket Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multi plier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Multiplier of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) will be adjusted by multiplying (A) the amount of cash received per share of the Affected Basket Stock as adjusted by the applicable Multiplier for such Affected Basket Stock on the date of such Reference Basket Event by (B) a fraction the numerator of wh ich is the product of the Closing Price of such Unaffected Basket Stock and the Multiplier of such Unaffected Basket Stock each as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Stocks and the corresponding Multiplier of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Closing Price for such Basket Stock on the Basket Valuation Date determined by the Calculation Agent will be an amount equal to:

(x) if applicable, the Closing Price of the Basket Stock times the Multiplier then in effect for such Basket Stock; and

(y) if applicable, for a New Stock, the Closing Price of such New Stock times the New Stock Multiplier then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires.  The New Stock Multiplier(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments s et forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available.  There will be no substitution for any such Basket Stock.

No adjustment to any Multiplier for any Basket Stock (including for this purpose, any New Stock Multiplier) will be required unless such adjustment would require a change of at least .1% in the Multiplier of such Basket Stock then in effect.  The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Adjustments to the Multipliers will be made up to and including the Basket Valuation Date.

No adjustments to the Multiplier for any Basket Stock or method of calculating the Multiplier will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Stock, any New Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Final Basket Value on the Basket Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the Buffered PLUS.

Basket Stocks; Public Information	For further information on each of the Basket Stocks, please see Annex A.

All the issuers of Basket Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commiss ion.  The address of the Commission’s website is .www.sec.gov.  Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A.  In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Buffered PLUS.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the Closing Prices of the Basket Stocks (and therefore the Multipliers for the Basket Stocks on the Pricing Date) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks.  As a prospectiv e purchaser of the Buffered PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information
For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2007 through March 11, 2010.  We obtained the information in the tables included in Annex A from Bloomberg Financial Markets without independent verification.

The historical prices of the Basket Stocks set forth in Annex A should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Basket Valuation Date.  The Basket Value may be lower on the Basket Valuation Date than on the date of this pricing supplement so that you will receive less than the $10 principal amount of the Buffered PLUS at maturity.  We cannot give you any assurance that the Basket Value will increase so that at maturity you receive a payment in excess of the principal amount of Buffered PLUS.  Because your return is linked to the value of the Basket Stocks at maturity, there is no guaranteed return of 100% of principal.

If the Final Basket Value is less than the Initial Basket Value, you will lose money on your investment proportionate to the decrease in the Basket Value below 95% of the Initial Basket Value.

As an investor in the Buffered PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

The Closing Prices of each of the Basket Stocks on March 11, 2010 were as follows:

Basket Stock	Closing Price on March 11, 2010 (in U.S. Dollars)
Thermo Fisher Scientific, Inc.	$50.84
Symantec Corporation	$17.38
L-3 Communications Holdings, Inc.	$92.44
Agilent Technologies, Inc.	$33.58
STERIS Corporation	$32.37

Basket Stock	Closing Price on March 11, 2010 (in U.S. Dollars)
VeriSign, Inc.	$26.73
Zebra Technologies Corporation	$29.31
ManTech International Corporation	$50.48
Saic, Inc.	$19.39
McAfee Inc.	$41.47
Harris Corporation	$46.75
Check Point Software Technologies Ltd.	$34.70
FLIR Systems, Inc.	$26.64
Blue Coat Systems, Inc.	$32.49
Tetra Tech, Inc.	$21.10
Lockheed Martin Corporation	$83.03
The Boeing Company	$70.07
General Dynamics Corporation	$74.15
Raytheon Company	$56.99
Honeywell International Inc.	$42.62

Historical Graph
The following graph shows the historical values for a basket composed of the Basket Stocks assuming that the Multipliers had been determined so that each Basket Stock would represent its proportionate value of the Initial Basket Value of 100 on January 1, 2007.  The graph covers the period from January 1, 2007 through March 11, 2010.  Because the actual Multipliers for the Basket Stocks will be set on the Pricing Date, they will be different from the Multipliers used in this illustration.  As a result, the historical performance of the Basket calculated by using the actual Multipliers as determined on the Pricing Date would be different from the performance represented in the graph shown below. In any event, the historical performance of the Basket cannot be taken as an indication of its future performance.

Historical Basket Value January 1, 2007 through March 11, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered PLUS.  The Issue Price of the Buffered PLUS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the

Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The issuer’s subsidiaries ma y realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Buffered PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the Basket Stocks or in options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Closing Prices of the Basket Stocks, and, therefore, increase the prices at which the Basket Stocks must close on the Basket Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Buffered PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Basket Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Buffered PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Buffered PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan

Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $0.1406 for each Buffered PLUS they sell.  After the initial offering of the Buffered PLUS, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on March      , 2010, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS.  Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS for its own account.  The Agent must close out any naked short position by purchasing the Buffered PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase , Buffered PLUS in the open market to stabilize the price of the Buffered PLUS.  Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market levels or prevent or retard a decline in the market price of the Buffered PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or ob taining any required consent, approval or permission.

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii)

in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many plans, the Buffered PLUS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchas e and holding of the Buffered PLUS that either (a) it is not a plan or a plan asset entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Buffered PLUS.  This discussion applies only to initial investors in the Buffered PLUS who:

•	purchase the Buffered PLUS at their “issue price”; and

•	will hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Buffered PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Buffered PLUS relates (such shares hereafter referred to as “Underlying Shares”), are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of the Buffered PLUS.  You should refer to information filed with the Securities and Exchange Commission or other governme ntal authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Buffered PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising unde r the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buf fered PLUS (including possible alternative treatments of the Buffered PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Buffered PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Buffered PLUS

Assuming the treatment of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS.  Upon a sale or exchange of the Buffered PLUS, or upon settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Buffered PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or u pon a sale or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-p rincipal protected equity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Buffered PLUS, other alternative federal income tax characterizations of the Buffered PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Buffered PLUS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue i ncome over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Buffered PLUS and the proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS

In general.  Assuming the treatment of the Buffered PLUS as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Buffered PLUS will not be subject to U.S.

federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding the Buffered PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of th ese issues might affect the withholding tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are enti ties of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withh olding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Annex A
Price and Historical Information Available for Basket Stocks

The following tables set forth the published high and low Closing Prices for each Basket Stock during 2007, 2008, 2009 and 2010 through March 11, 2010.  We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Basket Valuation Date.  The Final Basket Value may be lower on the Basket Valuation Date than on the Pricing Date such so that you will receive less than the $10 Stated Principal Amount per Buffered PLUS at maturity.  We cannot give you any assurance that the Final Basket Value will increase so that at maturity you receive a payment in excess of the principal amount of Buffered PLUS.  Nor can we give you any assurance that the Final Basket Value will not increase beyond approximately 119.1667% to approximately 120.8333% of the Initial Basket Value, in which case, due to the Leverage Factor, you will only receive the Maximum Payment at Maturity.

If the Final Basket Value is less than the Initial Basket Value, you will lose money on your investment.  We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future.  In any event, as an investor in the Buffered PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Thermo Fisher Scientific, Inc. provides analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics. Its Commission file number is 001-08002.
			Symantec Corporation provides security, storage and systems management solutions to businesses and consumers. Its Commission file number is 000-17781.
Thermo Fisher Scientific, Inc.	High	Low	Symantec Corporation	High	Low
(CUSIP 883556102)			(CUSIP 871503108)
2007			2007
First Quarter	$49.71	$44.16	First Quarter	$21.66	$16.41
Second Quarter	$54.60	$46.30	Second Quarter	$20.51	$16.85
Third Quarter	$58.06	$49.86	Third Quarter	$20.15	$17.49
Fourth Quarter	$59.51	$56.50	Fourth Quarter	$21.16	$16.13
2008			2008
First Quarter	$57.99	$50.06	First Quarter	$18.66	$15.02
Second Quarter	$59.30	$53.46	Second Quarter	$21.73	$16.87
Third Quarter	$62.70	$52.97	Third Quarter	$22.65	$18.59
Fourth Quarter	$53.17	$28.90	Fourth Quarter	$18.94	$10.05
2009			2009
First Quarter	$40.00	$32.85	First Quarter	$16.06	$12.62
Second Quarter	$41.91	$32.39	Second Quarter	$17.81	$14.19
Third Quarter	$47.59	$38.06	Third Quarter	$17.46	$14.78
Fourth Quarter	$49.03	$43.41	Fourth Quarter	$18.15	$15.73
2010			2010
First Quarter (through March 11, 2010)	$50.84	$46.15	First Quarter (though March 11, 2010)	$19.14	$16.52

L-3 Communications Holdings, Inc. is a prime system contractor in command, control, communications, intelligence, surveillance and reconnaissance systems, government services, and aircraft modernization and maintenance. L-3 is also a provider of high technology products, subsystems and systems.   Its Commission file number is 001-14141.

Agilent Technologies, Inc. is a measurement company providing bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries.  Its Commission file number is 001-15405.

L-3 Communications Holdings, Inc.	High	Low	Agilent Technologies, Inc.	High	Low
(CUSIP 502424104)			(CUSIP 00846U101)
2007			2007
First Quarter	$88.99	$80.02	First Quarter	$34.41	$30.69
Second Quarter	$99.20	$87.81	Second Quarter	$39.31	$33.96
Third Quarter	$102.68	$92.11	Third Quarter	$40.40	$32.39
Fourth Quarter	$114.69	$103.69	Fourth Quarter	$38.43	$33.39
2008			2008
First Quarter	$110.48	$101.99	First Quarter	$36.97	$29.22
Second Quarter	$114.46	$90.63	Second Quarter	$37.90	$29.15
Third Quarter	$105.88	$87.57	Third Quarter	$37.00	$29.07
Fourth Quarter	$96.82	$59.32	Fourth Quarter	$29.67	$14.88
2009			2009
First Quarter	$79.83	$57.63	First Quarter	$19.51	$12.44
Second Quarter	$79.71	$67.55	Second Quarter	$20.43	$15.60
Third Quarter	$82.19	$63.97	Third Quarter	$28.81	$18.81
Fourth Quarter	$88.50	$72.29	Fourth Quarter	$31.10	$24.74
2010			2010
First Quarter (through March 11, 2010)	$93.16	$83.34	First Quarter (though March 11, 2010)	$33.66	$28.03

STERIS Corporation is a provider of infection prevention and surgical products and services, focused primarily on the markets of healthcare, pharmaceutical and research.  Its Commission file number is 001-14643.

VeriSign, Inc. provides products and services to Internet users, website owners and operators of digital networks such as naming services capabilities designed to enable domain name registration and authentication services capabilities designed to identify websites that are authentic, safe and secure.  Its Commissio n file number is 000-23593.

Steris Corporation	High	Low	VeriSign, Inc.	High	Low
(CUSIP 859152100)			(CUSIP 92343E102)
2007			2007
First Quarter	$25.61	$23.21	First Quarter	$26.34	$22.93
Second Quarter	$29.39	$24.07	Second Quarter	$31.73	$25.16
Third Quarter	$29.17	$24.58	Third Quarter	$34.06	$28.64
Fourth Quarter	$28.16	$25.18	Fourth Quarter	$40.90	$32.11
2008			2008
First Quarter	$28.91	$21.84	First Quarter	$37.54	$31.57
Second Quarter	$31.14	$24.26	Second Quarter	$42.22	$33.09
Third Quarter	$36.14	$26.90	Third Quarter	$38.58	$23.42
Fourth Quarter	$34.00	$20.99	Fourth Quarter	$25.35	$17.04
2009			2009
First Quarter	$26.45	$18.12	First Quarter	$21.41	$17.09
Second Quarter	$24.76	$21.26	Second Quarter	$24.26	$18.08
Third Quarter	$28.76	$23.42	Third Quarter	$23.69	$17.93
Fourth Quarter	$33.39	$27.19	Fourth Quarter	$24.62	$21.56
2010			2010
First Quarter (through March 11, 2010)	$32.45	$26.08	First Quarter (though March 11, 2010)	$26.90	$22.87

Zebra Technologies Corporation designs, manufactures and sells specialty printing devices. Its Commission file number is 000-19406.
ManTech International Corporation provides technologies and solutions for national security programs for customers within the Intelligence Community, departments of Defense, State, Homeland Security and Justice; Space Community, National Oceanic and Atmospheric Adminis tration (NOAA) and other U.S. federal government organizations.  Its Commission file number is 000-49604.

Zebra Technologies Corporation	High	Low	ManTech International Corporation	High	Low
(CUSIP 989207105)			(CUSIP 564563104)
2007			2007
First Quarter	$42.18	$34.33	First Quarter	$37.85	$32.46
Second Quarter	$41.36	$38.03	Second Quarter	$34.34	$30.54
Third Quarter	$42.28	$33.95	Third Quarter	$37.52	$30.51
Fourth Quarter	$39.09	$33.24	Fourth Quarter	$45.00	$35.88
2008			2008
First Quarter	$34.26	$28.28	First Quarter	$47.70	$37.68
Second Quarter	$37.99	$32.64	Second Quarter	$53.89	$43.71
Third Quarter	$33.29	$27.19	Third Quarter	$61.42	$47.26
Fourth Quarter	$27.67	$16.61	Fourth Quarter	$58.29	$41.34
2009			2009
First Quarter	$21.28	$16.45	First Quarter	$59.26	$39.29
Second Quarter	$23.66	$18.89	Second Quarter	$44.57	$34.90
Third Quarter	$27.62	$21.41	Third Quarter	$54.70	$40.61
Fourth Quarter	$28.54	$25.00	Fourth Quarter	$50.30	$43.28
2010			2010
First Quarter (through March 11, 2010)	$29.80	$26.10	First Quarter (though March 11, 2010)	$50.57	$44.67

SAIC, Inc. is a provider of scientific, engineering, systems integration and technical services and products to the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies.  Its Commission file number is 001-33072.
			McAfee Inc. is a security technology company that creates security related products for home users, businesses, the public sector and service providers. Its Commission file number is 001-31216.
Saic, Inc.	High	Low	McAfee Inc.	High	Low
(CUSIP 78390X101)			(CUSIP 579064106)
2007			2007
First Quarter	$18.68	$17.32	First Quarter	$31.69	$28.00
Second Quarter	$20.15	$16.88	Second Quarter	$36.76	$28.98
Third Quarter	$19.19	$16.65	Third Quarter	$37.86	$33.34
Fourth Quarter	$20.69	$18.68	Fourth Quarter	$41.35	$35.70
2008			2008
First Quarter	$19.86	$17.67	First Quarter	$35.79	$30.04
Second Quarter	$21.49	$18.62	Second Quarter	$37.64	$33.07
Third Quarter	$21.14	$18.55	Third Quarter	$40.08	$31.17
Fourth Quarter	$20.19	$17.09	Fourth Quarter	$34.57	$25.92
2009			2009
First Quarter	$20.28	$16.98	First Quarter	$34.64	$27.47
Second Quarter	$18.94	$16.97	Second Quarter	$42.19	$33.75
Third Quarter	$18.53	$17.20	Third Quarter	$44.66	$39.06
Fourth Quarter	$19.45	$17.46	Fourth Quarter	$45.54	$37.45
2010			2010
First Quarter (through March 11, 2010)	$19.70	$18.27	First Quarter (though March 11, 2010)	$41.65	$36.94

Harris Corporation is an international communications and information technology company providing communications products, systems and services for global markets.  Its Commission file number is 001-03863.

Check Point Software Technologies Ltd. develops, markets and supports a range of software and combined hardware and software products and services for information technology security.  Its Commission file number is 000-28584.

Harris Corporation	High	Low	Check Point Software Technologies Ltd.	High	Low
(CUSIP 413875105)			(Common Code 010102642)
2007			2007
First Quarter	$49.85	$44.13	First Quarter	$24.92	$21.40
Second Quarter	$52.50	$45.21	Second Quarter	$24.38	$22.28
Third Quarter	$58.19	$51.57	Third Quarter	$25.39	$22.26
Fourth Quarter	$62.19	$54.49	Fourth Quarter	$26.57	$20.58
2008			2008
First Quarter	$58.73	$43.34	First Quarter	$24.16	$20.58
Second Quarter	$62.15	$46.00	Second Quarter	$25.18	$21.22
Third Quarter	$50.93	$41.98	Third Quarter	$25.58	$21.55
Fourth Quarter	$42.86	$27.03	Fourth Quarter	$22.50	$17.43
2009			2009
First Quarter	$42.38	$26.34	First Quarter	$23.34	$19.74
Second Quarter	$31.60	$26.26	Second Quarter	$25.18	$21.95
Third Quarter	$38.31	$27.51	Third Quarter	$28.63	$22.24
Fourth Quarter	$47.87	$36.00	Fourth Quarter	$34.27	$27.96
2010			2010
First Quarter (through March 11, 2010)	$49.26	$42.92	First Quarter (though March 11, 2010)	$34.70	$31.98

FLIR Systems, Inc. designs, manufactures and markets thermal imaging systems. Its Commission file number is 000-21918.
Blue Coat Systems, Inc., designs, develops and sells products and services intended to secure the delivery of business applications and other information to distributed users over a Wide Area Network, or the public Internet.  Its Commission file number is 000-28139.

FLIR Systems, Inc.	High	Low	Blue Coast Systems, Inc.	High	Low
(CUSIP 302445101)			(CUSIP 09534T508)
2007			2007
First Quarter	$17.97	$15.02	First Quarter	$19.34	$11.14
Second Quarter	$23.13	$17.71	Second Quarter	$24.76	$17.10
Third Quarter	$28.44	$21.38	Third Quarter	$43.00	$24.37
Fourth Quarter	$36.35	$28.19	Fourth Quarter	$51.56	$31.01
2008			2008
First Quarter	$33.15	$23.69	First Quarter	$31.78	$20.04
Second Quarter	$41.38	$28.72	Second Quarter	$25.37	$14.11
Third Quarter	$45.10	$33.29	Third Quarter	$19.00	$12.47
Fourth Quarter	$39.21	$24.63	Fourth Quarter	$14.09	$7.26
2009			2009
First Quarter	$31.76	$18.87	First Quarter	$13.70	$8.74
Second Quarter	$26.55	$20.70	Second Quarter	$17.40	$12.54
Third Quarter	$28.64	$20.71	Third Quarter	$22.88	$16.10
Fourth Quarter	$33.19	$26.73	Fourth Quarter	$29.79	$21.50
2010			2010
First Quarter (through March 11, 2010)	$32.93	$26.49	First Quarter (though March 11, 2010)	$32.70	$24.53

Tetra Tech, Inc. is a provider of consulting, engineering, program management, construction and technical services focusing on resource management, infrastructure and the environment.  Its Commission file number is 000-19655.

Lockheed Martin Corporation is a global security company principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems and products. Its Commission file number is 001-11437.

Tetra Tech, Inc.	High	Low	Lockheed Martin Corporation	High	Low
(CUSIP 88162G103)			(CUSIP 539830109)
2007			2007
First Quarter	$19.23	$16.70	First Quarter	$103.34	$91.69
Second Quarter	$23.01	$18.71	Second Quarter	$99.64	$93.39
Third Quarter	$23.43	$18.75	Third Quarter	$108.49	$91.36
Fourth Quarter	$24.11	$20.26	Fourth Quarter	$112.25	$105.26
2008			2008
First Quarter	$21.08	$16.75	First Quarter	$109.78	$99.30
Second Quarter	$27.14	$19.17	Second Quarter	$109.94	$98.66
Third Quarter	$29.67	$20.41	Third Quarter	$119.59	$100.26
Fourth Quarter	$24.15	$14.85	Fourth Quarter	$108.85	$67.97
2009			2009
First Quarter	$25.47	$20.21	First Quarter	$85.55	$58.18
Second Quarter	$29.87	$20.91	Second Quarter	$86.17	$67.31
Third Quarter	$31.96	$25.45	Third Quarter	$82.49	$73.13
Fourth Quarter	$27.53	$25.41	Fourth Quarter	$78.93	$68.32
2010			2010
First Quarter (through March 11, 2010)	$27.75	$20.28	First Quarter (though March 11, 2010)	$83.03	$74.41

The Boeing Company is an aerospace firm. Its Commission file number is 001-00442.
General Dynamics Corporation offers products and services in business aviation, combat vehicles, weapons systems and munitions, shipbuilding design, repair and construction and information systems, technologies and services.  Its Commission file number is < font style="DISPLAY: inline; COLOR: #000002">001-03671.

The Boeing Company	High	Low	General Dynamics Corporation	High	Low
(CUSIP 097023105)			(CUSIP 369550108)
2007			2007
First Quarter	$91.71	$85.43	First Quarter	$80.89	$73.95
Second Quarter	$100.59	$88.83	Second Quarter	$81.96	$76.27
Third Quarter	$107.23	$92.74	Third Quarter	$84.79	$74.24
Fourth Quarter	$106.65	$86.62	Fourth Quarter	$94.00	$83.27
2008			2008
First Quarter	$86.98	$72.45	First Quarter	$88.93	$78.85
Second Quarter	$87.07	$65.72	Second Quarter	$94.60	$82.90
Third Quarter	$69.26	$55.47	Third Quarter	$94.25	$71.40
Fourth Quarter	$56.62	$37.11	Fourth Quarter	$72.00	$48.54
2009			2009
First Quarter	$46.31	$29.36	First Quarter	$61.23	$36.31
Second Quarter	$52.83	$35.44	Second Quarter	$60.46	$42.19
Third Quarter	$54.62	$39.04	Third Quarter	$64.61	$51.54
Fourth Quarter	$56.05	$47.22	Fourth Quarter	$70.66	$62.55
2010			20010
First Quarter (through March 11, 2010)	$70.07	$56.18	First Quarter (though March 11, 2010)	$74.15	$66.35

Raytheon Company is a technology company specializing in defense, homeland security and other government markets. Its Commission file number is 001-13699.			Honeywell International Inc. is a technology and manufacturing company serving customers with aerospace products and services. Its Commission file number is 001-08974.
Raytheon Company	High	Low	Honeywell International Inc.	High	Low
(CUSIP 755111507)			(CUSIP 438516106)
2007			2007
First Quarter	$55.37	$51.10	First Quarter	$48.31	$44.13
Second Quarter	$56.91	$52.71	Second Quarter	$58.87	$46.15
Third Quarter	$64.54	$52.76	Third Quarter	$61.45	$54.12
Fourth Quarter	$65.33	$60.70	Fourth Quarter	$61.77	$53.19
2008			2008
First Quarter	$67.11	$59.82	First Quarter	$60.48	$53.95
Second Quarter	$66.63	$56.00	Second Quarter	$62.43	$49.14
Third Quarter	$61.71	$53.51	Third Quarter	$52.73	$40.37
Fourth Quarter	$54.00	$43.40	Fourth Quarter	$39.68	$23.67
2009			2009
First Quarter	$52.67	$33.57	First Quarter	$36.04	$23.23
Second Quarter	$48.27	$38.47	Second Quarter	$35.79	$28.31
Third Quarter	$48.33	$42.08	Third Quarter	$40.17	$29.31
Fourth Quarter	$53.44	$45.18	Fourth Quarter	$41.31	$35.60
2010			2010
First Quarter (through March 11, 2010)	$57.11	$50.73	First Quarter (though March 11, 2010)	$42.85	$36.87